ANNUAL REPORT
Chevy Chase Home Loan Trust 1996-1
$ 153,521,000 7.15% Asset Backed Certificates
For the Year Ended December 31, 1999




           PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
              DIST        DIST       LOSSES    LOSS %     DELQ.        %
          ____________ ___________ ___________ ________ ____________ _______
 Jan-1999           0     509,764     318,805    4.00%    7,064,616    7.38%
 Feb-1999   8,880,140     509,764     276,385    3.57%    6,940,001    7.47%
 Mar-1999           0     509,764     256,633    3.42%    5,607,225    6.22%
 Apr-1999           0     445,795     281,730    3.91%    4,523,933    5.23%
 May-1999  10,736,066     445,795     222,438    3.29%    3,663,848    4.52%
 Jun-1999           0     445,795     (13,079)  -0.20%    3,743,598    4.81%
 Jul-1999           0     400,565     173,300    2.76%    4,192,366    5.57%
 Aug-1999   7,590,958     400,565     250,197    4.13%    3,751,212    5.16%
 Sep-1999           0     400,565     142,578    2.37%    4,099,007    5.68%
 Oct-1999           0     370,081     151,956    2.60%    3,758,538    5.36%
 Nov-1999   5,116,275     370,081     184,260    3.24%    5,468,190    8.01%
 Dec-1999           0     370,081     291,520    5.28%    4,208,936    6.36%
          ____________ ___________ ___________
   Totals  32,323,438   5,178,616   2,536,724

  ** The date represents the month of the Distribution date, the information is from activity of the previous month.